Exhibit 10(t)

17801 Georgia Avenue, Olney, MD 20832 • 301-774-6400 • 1-800-399-5919 • www.sandyspringbank.com

December 31, 2009

[Officer Name]
[Officer Home Address]

Dear [Officer Name]:

Sandy Spring Bancorp, Inc. (“Bancorp”)  received $83,094,000 from the United States Department of the Treasury (the “Treasury”) as part of the Troubled Asset Relief Program (“TARP”) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”).  The Treasury has codified the rules and regulations promulgated under ESSA, as amended by ARRA, as Part 30 of Title 31 of the Code of Federal Regulations (the “Interim Final Rule” published June 15, 2009). Unless defined in this agreement, capitalized terms herein will have the meaning given those terms in the Interim Final Rule. As a result of the receipt of financial assistance from the Treasury, Bancorp and its subsidiaries (collectively, the “Company”), is considered a TARP Recipient and therefore must comply with certain restrictions and limitations concerning compensation plans and arrangements, employment agreements and benefit plans with any Employee who is a Senior Executive Officer or a Most Highly Compensated Employee.

You have been identified as either a Senior Executive Officer or potentially to be among the Most Highly Compensated Employees of the Company and therefore are, or may be, subject to the restrictions contained in this letter agreement. The Company and you are required to enter into this letter agreement in order to satisfy the Company’s obligations as a TARP Recipient under EESA, as amended by ARRA, and as may be amended in the future. The laws, rules, and regulations associated with these obligations are collectively referred to as the “TARP Requirements” in this letter agreement.

This letter agreement sets forth the amendment of the compensation plans or arrangements in which you participate, are eligible to participate or may become eligible to participate, and the agreements to which the Company and you are party that: (i) provide for payment of a Bonus or Incentive Compensation; (ii) provide a Golden Parachute Payment including any payment associated with a change-in-control agreement; and (iii) provide other Compensation or benefits, the payment or accrual of which by the Company are restricted or limited by the TARP Requirements.

You agree to permit the Company to take all necessary and appropriate actions to amend all compensation plans, employment agreements, benefits plans and other agreements or arrangements in which you participate so that both the Company and you, either now or in the future, shall fully comply with all applicable laws, regulations, government directives and the TARP Requirements.

Effective as of the date of this letter agreement and continuing during the TARP Period, you hereby agree, solely to the extent determined by the Company to be required under the TARP Requirements, that:

(a) If you are a Senior Executive Officer, you shall be ineligible to receive Compensation under any compensation plan that the Compensation Committee of the board of directors of Bancorp determines to include incentives for you to take unnecessary and excessive risks that threaten the value of the Company;

(b) If you are a Senior Executive Officer or one of the next five (5) Most Highly Compensated Employees, the Company shall be prohibited from making to you, and you shall be ineligible to receive, any Golden Parachute Payments in connection with your severance from employment with the Company including any payment in connection with a change-in-control agreement;

(c) If you are one of the five (5) Most Highly Compensated Employees, the Company shall be prohibited from making to you, and you shall be ineligible to receive, any Bonus, Retention Award or Incentive Compensation, unless specifically permitted by the TARP Requirements;

(d) If you are a Senior Executive Officer or one of the next twenty (20) Most Highly Compensated Employees, you shall be required to forfeit and pay back to the Company any Bonus, Retention Award or Incentive Compensation paid to you during the TARP Period if such Bonus, Retention Award or Incentive Compensation payment is prohibited by the TARP Requirements, or based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria as provided by the TARP Requirements; and

(e) If you are a Senior Executive Officer or one of the next twenty (20) Most Highly Compensated Employees, the Company shall be prohibited from making to you, and you shall be ineligible to receive, any Gross-Up payments, payment or reimbursement of any Excessive or Luxury Expenditures and any other Compensation or payments prohibited by the TARP Requirements.

You understand and agree that changes in circumstances, such as the hiring of Employees, the termination of Employees, the Compensation paid to you by the Company in future calendar years, and the Compensation paid or payable to other Employees by the Company in future calendar years, may change your status as a Senior Executive Officer or a Most Highly Compensated Employee, in which case the restrictions and limitations placed upon your Compensation and benefits by the TARP Requirements and outlined above may also change.

This letter agreement does not limit your rights to Compensation or benefits (or your ability to assert claims  for such Compensation against the Company) under any plans, agreements or arrangements with the Company other than to the extent required by applicable laws, regulations, government directives and the TARP Requirements. Except as specifically provided in this letter agreement, your Compensation and benefits shall be unaffected by this letter agreement, and this letter agreement is intended to be a separate agreement.

Sincerely yours,

Ronald E. Kuykendall
General Counsel and Secretary

Intending to be legally bound and in consideration of the benefits I will receive as a result of Bancorp’s participation in the Department of the Treasury’s TARP Capital Purchase Program and other good and valuable consideration the adequacy and receipt of which is hereby acknowledged, I agree with and accept the foregoing terms on the date set forth below.

[officer name]	Date: December 31, 2009